Exhibit 99.1

Shift Technologies, Inc. to File Voluntary Chapter 11 Petition

Shift Stores and Website are Closed as Wind Down Commences

SAN FRANCISCO, October 6, 2023 (GLOBE NEWSWIRE) -- Shift Technologies, Inc. (Nasdaq: SFT), a consumer-centric omnichannel retailer for buying and selling used cars, today announced that it and its subsidiaries (collectively, “the Company”) intend to file a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court (“the Court”) to implement an orderly wind down of its business.

To facilitate the process, the Company will utilize cash on hand and cash generated by the liquidation of inventory through wholesale channels to provide the necessary liquidity to support the wind down and closure of operations during the Chapter 11 process.

The Company’s two locations in Oakland, CA, and Pomona, CA, and the Company’s website have ceased operations as of the time of this press release.

Ayman Moussa, Shift’s Chief Executive Officer, said, “We deeply value our employees, customers, partners, and the communities in which we have operated. This was not the outcome we had expected or hoped to achieve. This decision follows months of trying to raise capital and restructure the balance sheet to allow the Company to operate unencumbered in this challenging environment. Ultimately, the extensive efforts of our senior leadership team and advisors were not successful. We want to thank all our dedicated employees, customers, and vendors who have supported us over the years.”

Additional information will be available at https://omniagentsolutions.com/Shift once the case is filed. Stakeholders with questions will be able to contact the Company’s Claims Agent, Omni Agent Solutions, Inc., at ShiftInquiries@omniagnt.com, 888-505-9433 if calling from the U.S. and Canada, or 747-204-5943 if calling from outside the U.S.

Keller Benvenutti Kim is serving as legal counsel and AlixPartners is serving as financial advisor.

About Shift

Shift is a consumer-centric omnichannel used car retailer. The Company operates the website www.shift.com and two locations in Oakland, CA, and Pomona, CA.

Investor Relations:

IR@shift.com

Media Contact:

press@shift.com

Source: Shift Technologies, Inc.